UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2026

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 Meeting Street
Suite 600
North Bethesda, Maryland		20852
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticker Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2026, Choice Hotels International, Inc. (the “Company”) announced a leadership transition under which Patrick S. Pacious will step down as the Company’s President & Chief Executive Officer (“CEO”), effective May 20, 2026. Mr. Pacious will serve as an advisor to the Company through August 31, 2026 (the “Transition Period”) to support the leadership transition. The Company’s Board of Directors (the “Board”) has established a search committee to conduct a search for a permanent CEO of the Company.

On May 20, 2026, the Board appointed Dominic E. Dragisich, the Company’s Chief Growth & Strategy Officer, as the Company’s Interim CEO, effective May 20, 2026. In connection with his appointment, Mr. Dragisich will receive a cash bonus of $500,000 to be paid on December 31, 2026, subject to his continued employment through such date, and a time-vesting restricted stock unit award valued at $500,000 that will vest in full on the one-year anniversary of the award’s grant date.

Mr. Dragisich, age 44, has served as Chief Growth & Strategy Officer since March 24, 2026. Previously, Mr. Dragisich served as Executive Vice President, Operations and Chief Global Brand Officer from September 2023 to March 2026 and Chief Financial Officer from March 2017 to September 2023. Prior to joining the Company, he was employed by XO Communications as Chief Financial Officer from July 2015 to February 2017 and Vice President, Financial Planning and Analysis and Strategic Finance from September 2014 to July 2015. Before that, he held several management positions at Marriott International, NII Holdings, Inc., and Deloitte from 2004 to 2014.

Mr. Dragisich has no family relationships with any director or executive officer of the Company. There are no arrangements or understandings between Mr. Dragisich and any other person pursuant to which Mr. Dragisich was selected as the Company’s Interim CEO, and there are no transactions involving Mr. Dragisich that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with the leadership transition, the Company and Mr. Pacious entered into a transition and separation agreement (the “Separation Agreement”) on May 20, 2026. Pursuant to the Separation Agreement, during the Transition Period, Mr. Pacious will continue to receive his base salary, along with continuation of all employee benefits and perquisites (other than use of corporate aircraft for personal travel) that he was eligible to receive prior to his transition, and Mr. Pacious will continue to vest in his short-term incentive plan cash bonus in accordance with the written terms of the Company’s short-term incentive plan. During the Transition Period, Mr. Pacious will also be entitled to continue to vest in accordance with the written terms of previously granted and unvested equity awards under the Company’s equity incentive plans.

Pursuant to the Separation Agreement, and subject to his satisfaction of its terms following the Separation Date (as defined below), Mr. Pacious will be entitled to the following payments and benefits, which are substantially the same as the payments and benefits payable under his previously agreed to and disclosed Severance Benefit Agreement, as amended, effective May 24, 2022:

•

cash severance equal to 200% of the sum of Mr. Pacious’s base salary and target annual bonus, plus a pro rata bonus for the 2026 fiscal year (based on the actual attainment level for the Company’s objectives and a 100% achievement of the individual objectives);

•

continued vesting in all unvested equity awards granted after May 5, 2011, for a two-year period commencing on August 31, 2026, or such earlier date that Mr. Pacious’s employment with the Company actually terminates (the “Separation Date”), other than Mr. Pacious’s 2022 time-based and performance-based restricted stock unit awards, which will vest pro rata based on his period of employment through the Separation Date;

•

eligibility to receive monthly cash payments equal to the cost of premiums for coverage comparable to the Company’s health and welfare insurance coverage (less the premium amount paid by active employees of the Company) from the Separation Date until September 30, 2032, to the extent that Mr. Pacious is not eligible for coverage under another employer’s plans;

•	continued “Stay at Choice” benefits for the remainder of 2026 of up to $40,000, and thereafter through 2037, an annual benefit of $25,000, in all cases without any tax gross-up; and

•	reimbursement of up to $50,000 in fees for legal counsel and public relations advisors in connection with the Separation Agreement and related announcements.

Each of the Company and Mr. Pacious is providing a release of claims and Mr. Pacious has agreed to comply with obligations to which Mr. Pacious is subject that are intended to survive the termination of his employment with the Company, including, without limitation, confidentiality, non-competition, non-solicitation, non-disparagement, and other customary terms and conditions.

The foregoing summary description of the terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto.

A copy of the press release regarding this announcement is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Separation Agreement, dated May 20, 2026, between Choice Hotels International, Inc. and Patrick S. Pacious

Exhibit 99.1	Press Release of the Company, dated May 20, 2026

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2026	/s/ Jeffrey W. Lobb
Jeffrey W. Lobb
Senior Vice President, General Counsel & Secretary